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Exhibit 10.13

AMENDED AND RESTATED
NON-COMPETITION AGREEMENT

        THIS AMENDED AND RESTATED NON-COMPETIOTION AGREEMENT (the "Agreement") made this 31st day of July, 1996 by and between ROBERT L. STOVALL (the "executive") and CENTERPOINT PROPERTIES CORPORATION, a Maryland corporation (the "Company"), amends and restates the Non-Competition Agreement dated September, 1993 (the "Original Agreement") between Executive and the Company.

R E C I T A L S:

        1.    The Company is engaged in the business of owning, managing, operating and leasing real estate, primarily warehouse and industrial property, in the metropolitan Chicago area, the area defined by the United States Department of Commerce as the Chicago Metropolitan Statistical Area, comprised of Lake, Cook, DuPage, Kane, McHenry, Grundy, Kendall and Will Counties in Illinois, Kenosha County in Wisconsin and Lake and Porter Counties in Indiana, and in other markets outside metropolitan Chicago ("CenterPoint Market Area").

        2.    The Executive and the Company have entered into an Employment Agreement dated September, 1993 (the "Employment Agreement") pursuant to which the Original Agreement was executed and delivered.

        3.    The Executive and the Company are entering into an Employment Separation Agreement dated of even date herewith (the "Employment Separation Agreement") which, among other things, amends the Employment Agreement to provide for a termination date of October 31, 1997 and provides for the nomination of the Executive to the Board of Directors of the Company or, in the event Executive is not elected by the stockholders of the Company to the Board of Directors, the appointment of the Executive as a consultant until December 31, 2000, on the terms and conditions set forth therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the employment Separation Agreement.

        4.    As a condition to the continued employment with the Company under the Employment Agreement, as amended, and the Company's entry into the Employment Separation Agreement, in order to protect the Company's business relationships and good will, and to guard against conflicts of interest the Executive is willing to enter into this Agreement.

AGREEMENT

        In consideration of the foregoing recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Original Agreement is amended and restated in its entirety to henceforth provide as follows:

        1.    Covenant Not to Compete.    The Executive recognizes and acknowledges that the business of the Company is highly competitive and that by reason of his employment by the Company, his duties as a director of the Company or his duties as a consultant to the Company under the terms of the Employment Agreement and the Employment Separation Agreement he will have access to confidential and proprietary information regarding the Company and its business. The Executive agrees, in consideration of his employment by the Company and in consideration of the compensation set forth in Section 2 below, that during the Term (as defined in the Employment Separation Agreement), unless the Executive is terminated without cause by the Company as provided in the Employment Agreement and in the Employment Separation Agreement, he will not anywhere in the CenterPoint Market Area or in any other market in which the Company may in the future conduct, or intend to conduct, its business own, directly or indirectly, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or consultation for, or be connected in any manner with any business which acquires, owns, develops, constructs, operates, leases and/or manages warehouse/industrial real estate (the "Real Estate Business"), subject to the following exceptions:

          (a)  The Executive may continue to be a limited partner in any limited partnership engaged in the Real Estate Business in which he is a limited partner on the date of the Original Agreement.

          (b)  After October 31, 1998, the Executive may propose to obtain a waiver from the foregoing restrictions by providing the Board of Directors of the Company not less than thirty (30) days prior written notice setting forth in sufficient detail the nature of the proposed activity and the underlying potential conflict. The waiver shall be subject to the prior consent of the independent directors of the Company, in their sole discretion. If the waiver is not approved, the Executive shall be entitled to voluntarily terminate the Employment Separation Agreement upon not less than thirty (30) days prior written notice to the Company (notwithstanding the longer notice period set forth in the Employment Separation Agreement).

        2.    Confidential Information.    Executive acknowledges that as an executive officer and director of the Company, he has and will continue to occupy a position of trust with respect to business information of a secret or confidential nature which is the property of the Company and which has been and will be divulged to and developed by the Executive during the course of Executive's Employment Agreement and the Employment Separation Agreement. Executive therefore agrees that (i) Executive shall not at any time use or disclose to any third party any Confidential Information (as defined below), except in the performance of his duties under the Employment Agreement and the Employment Separation Agreement and (ii) Executive shall return promptly upon any termination of the Employment Separation Agreement any and all copies of correspondence, memorandum, financial information, blueprints, drawings and other data pertaining to the Confidential Information.

        As used herein, the term "Confidential Information" shall mean all information of a confidential nature in any form which is not generally known to the public and which relates to the business of the Company.

        3.    Compensation.    As additional consideration for Executive's compliance with the restrictions set forth herein, the Company agrees, during the Post Employment Term, to pay Executive compensation at the annual rate of $100,000, earned and payable in arrears in monthly installments.

        4.    Payments on Termination.

          (a)  Except as provided in Section 4(b) below, upon the termination of the Employment Separation Agreement, the Company shall pay to the Executive that portion of his compensation hereunder, if any, payable through the effective date of termination.

          (b)  In the case of termination pursuant to Section 6(a) of the Employment Separation Agreement (which relates to a termination under Section 4(b) or 4(e) of the Employment Agreement), Section 6(c) or Section 6(f) of the Employment Separation Agreement, the Executive shall be entitled to continuation of his monthly compensation hereunder for the lesser of (i) the number of months following the effective date of termination to the end of the Term and (ii) 17.5 months following the effective date of termination.

        5.    Specific Performance.    The parties agree that the Executive's services are of a special, unique and extraordinary character, that it would be extremely difficult to quantify the money damages which would accrue to the Company by reason of the Executive's failure to perform any of his obligations under this Agreement, that it would be extremely difficult to replace such services, and that any violation of the provisions of this paragraph would be likely to be highly injurious to the Company. By reason of the foregoing, the Executive consents and agrees that if he violates any of the provisions of this Agreement the Company shall be entitled, in addition to any other rights and remedies that it may have, including money damages, to apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any continuing violation of the provisions hereof. Therefore, if the Company shall institute any action or proceeding to enforce the provisions of this Agreement against the Executive, the Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. The parties hereby specifically affirm the appropriateness of injunctive or other equitable relief in any such action.

        6.    Modification.    If, in connection with any action taken by the Company to enforce the provisions of this Agreement, a court shall hold that all or any portion of the restrictions contained herein are unreasonable under the circumstances then existing so as to render such restrictions invalid or unenforceable, the parties agree that any court of competent jurisdiction may reform such unreasonable restrictions to the extent necessary to make such restrictions reasonable under the circumstances then existing so as to render such restrictions both valid and enforceable.

        7.    Breach.    In the event that the Company hereafter believes that the Executive has breached any of the covenants of this Agreement, it shall notify the Executive of such alleged breach, setting forth the substance of said alleged breach. Within ten (10) days from receipt by the Executive of such notice, the Executive either shall remedy said alleged breach or provide the Company with evidence that the activity concerned was permitted by the provisions of this Agreement.

        8.    Notices.    All notice required or permitted to be given under this Agreement shall be sufficient if in writing and mailed by certified or registered mail, returned receipt requested and postage prepaid, addressed as follows or to such other address as either party shall have notified the other.

    If to the Executive:

    Robert L. Stovall
    1312 North Dearborn Parkway
    Chicago, Illinois 60610

    If to the Company:

    CenterPoint Properties Corporation
    401 North Michigan Avenue, Suite 3000
    Chicago, Illinois 60611
    FAX: (312) 456-3005

        9.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

        10.    Partial Invalidity.    If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

        11.    Benefit.    This Agreement shall be binding upon the inure to the benefit of the parties and their successors and assigns, and upon all persons, corporations or entities which shall engage in the business herein contemplated under the control and direction of the parties.

        12.    Entire Agreement.    This Agreement and the documents incorporated herein by reference contain the entire agreement and understanding of the parties, and no representations, promises, agreements or any understanding, written or oral, not contained herein shall be of any force or effect.

        13.    Modifications and Waivers.    No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof, and signed by the party intended to be bound. No waiver of any breach, term or condition of this

Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Robert L. Stovall
CENTERPOINT PROPERTIES CORPORATION
By:
Its:

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AMENDED AND RESTATED NON-COMPETITION AGREEMENT